UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.

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SOUTHERN FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100

Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders

To Be Held on May 12, 2020

Dear Fellow Shareholder:

We cordially invite you to attend the 2020 Annual Meeting of Shareholders of Southern First Bancshares, Inc. (the “Company” or “Southern First”), the holding company for Southern First Bank (the “Bank”). At the meeting, we will report on our performance in 2019 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 12, 2020 at the Bank’s headquarters located at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.	To elect three directors to serve a three-year term on the board of directors;

2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);

3.	To approve the Southern First Bancshares, Inc. 2020 Equity Incentive Plan;

4.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountant for the year ending December 31, 2020; and

5.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 13, 2020 are entitled to attend and vote at the Annual Meeting. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 30, 2020. A complete list of these shareholders will be available at our offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Although our informal policy is generally to have our board members be present in person at our annual meeting of shareholders, that is not a legal requirement. Given today’s public health concerns, we are advising our directors, other than our chairman and chief executive officer, to consider the appropriateness of attending the annual meeting in person this year. We advise our shareholders to take into account the current health environment, the risks to your personal health and the health of others, and the advice of health authorities to use social distancing. You have a number of ways to vote (mail-in proxy, on-line or telephone) in addition to voting by ballot if you are present in person at the meeting, and we encourage you to use them.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2019 are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst. Directions to the annual meeting can be obtained by contacting Mrs. Ellen Kish at 864.679.9000.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

/s/ R. Arthur Seaver, Jr.
R. Arthur Seaver, Jr. Chief Executive Officer

Greenville, South Carolina

March 30, 2020

SOUTHERN FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100

Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of

Shareholders to be Held on May 12, 2020

Our Board of Directors is soliciting proxies for the 2020 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

In this proxy statement, “we,” “us,” “our,” “Southern First,” or the “Company” refer to Southern First Bancshares, Inc., the “Bank” refers to Southern First Bank, and “you” and “your” refer to each shareholder of Southern First Bancshares, Inc.

VOTING INFORMATION

Record Date; Shares Outstanding

Our Board of Directors set March 13, 2020 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,717,482 shares of common stock outstanding on the record date.

Shares Held in Street Name

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Quorum and Adjournment

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with our Bylaws. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Required Vote

Provided a quorum is established at the annual meeting, directors will be elected by a plurality of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights in the election of directors. All other matters to be considered and acted upon at the meeting, including (i) the proposal to approve, as a non-binding advisory vote, the compensation of our named executive officers, (ii) the proposal to approve the Southern First Bancshares, Inc. 2020 Equity Incentive Plan (the “Equity Plan”), and (iii) the proposal to ratify, as a non-binding advisory vote, the appointment of Elliott Davis, LLC (“Elliott Davis”) as our independent registered public accountant for the year ending December 31, 2020, require that the votes cast in favor of the matter exceed the votes cast against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer’s shares on the matter unless the customer has given voting instructions on that matter to the stockbroker. Because the proposals to elect directors, to approve, as a non-binding advisory vote, the compensation of our named executive officers, and to approve the Equity Plan are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

Appointed Proxies

When you sign the enclosed proxy card, you appoint R. Arthur Seaver, Jr. and James B. Orders, III. as your representatives at the meeting. Mr. Seaver and Mr. Orders will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, “FOR” the approval of our Equity Plan, and “FOR” the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Seaver and Mr. Orders will vote your proxy on such matters in accordance with their judgment.

Revocability of Proxies and Changes to Your Vote

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Solicitation of Proxies

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our directors, officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Availability of Information

Our 2019 Annual Report to Shareholders and Annual Report on Form 10-K, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2020 Notice of Annual Meeting and Proxy Statement are available on the following website, https://materials.proxyvote.com/842873 or through the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. This information may be obtained without charge upon written request to Southern First Bancshares, Inc.. Please direct your requests to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Company.

Householding of Proxy Materials

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the holders. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2019 Annual Report on Form 10-K to shareholders at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us either by phone at 864.679.9000 or in writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, if they wish to receive any additional copies of our proxy materials. Shareholders who share an address and are currently receiving multiple copies of our proxy materials may contact us at the same phone number or address if they wish to receive a single copy of our proxy materials in the future.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. Our current directors and their classes are:

Class I	Class II	Class III
Mark A. Cothran	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.	James B. Orders, III	Fred Gilmer, Jr.
Anna T. Locke		Tecumseh Hooper, Jr.

The current term of the Class III directors will expire at this annual meeting of shareholders, the term of the Class I directors will expire at the 2021 annual meeting, and the term of the Class II directors will expire at the 2022 annual meeting. At the Annual Meeting, shareholders will elect three nominees as Class III directors to serve a three-year term, expiring in 2023. The directors will be elected by a plurality of the votes cast at the meeting, which means that the three nominees receiving the highest number of votes will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

On February 11, 2020, Fred Gilmer, Jr., 84, a current Class III director whose term expires at this annual meeting, notified us that he will retire from the Boards of Directors of the Company and the Bank effective upon expiration of his current term. Mr. Gilmer’s decision to retire from the Board of Directors was voluntary and did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies, or practices. Mr. Gilmer has been a director since our formation in 1999. We are appreciative for Mr. Gilmer’s years of dedicated service to us and the Bank. As a result of Mr. Gilmer’s retirement, our board of directors will be reduced to ten directors following the annual meeting. We do not anticipate immediately filling the vacancy on the board caused by Mr. Gilmer’s retirement.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy to elect Mr. Cajka, Ms. Ellefson, and Mr. Hooper as Class III directors. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Seaver and Mr. Orders will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of Andrew B. Cajka, Anne S. Ellefson, and Tecumseh Hooper, Jr. as Class III directors.

Biographical Information for Each Nominee for Director

Set forth below is certain information about the current nominees, each of whom is also a director of the Bank.

Andrew B. Cajka, 60, Class III director, has served as a director of the Company since 1999. Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a private hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. He serves as an executive board member for the Visit Greenville SC Convention and Visitors Bureau and as a member of the executive committee of the Clemson University Research Foundation. He is a past chairman of the Greenville County Research and Technology Development board, past chairman of the Greenville Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and past vice chairman of the board for St. Joseph’s High School. Mr. Cajka is a previous member of the BMW Nationwide Tournament advisory board and has served as a board member of the Urban League, Upstate Red Cross, the Metropolitan Arts Council and the Thornblade Board of Governors. Additionally, Mr. Cajka previously served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children’s Hospital. Mr. Cajka has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Anne S. Ellefson, 65, Class III director, has served as a director of the Company since 2001. Mrs. Ellefson is an attorney and serves as Deputy General Counsel for Academics and Community Affairs at Prisma Health, a not-for-profit health organization, and she has been with Prisma Health, and its predecessor, Greenville Health System, since 2013. She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T Bank. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She served as a member of the Board of Governors of the South Carolina Bar (where she recently also served as President), was President of the Board of Directors of the South Carolina Educational Television Endowment, and currently serves as chair of South Carolina Technology & Aviation Center (SCTAC) and vice chair of its 501(c)3 affiliate, ITIC. She is also the past President of the South Carolina Bar Foundation. In addition, she serves on the boards of the Greenville Local Development Corporation, the Hollingsworth Fund and Verdae Development, Inc. Mrs. Ellefson has extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations, all of which give her useful insights and a valuable understanding of the key markets we serve.

Tecumseh “Tee” Hooper, Jr., 72, Class III director, has served as a director of the Company since 1999. Mr. Hooper is a private investor and chairman of the board of FGP International Inc., a private executive search and temporary placement service company, and he has been with FGP International Inc. since 2003. He was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001, chief executive officer of Profit Lab from 2001 through 2006, chief executive officer of General Wholesale Distributor from 2007 through 2016, and chief executive officer of Sign Crafters, USA, LLC, from 2016 through 2018. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a masters in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston. He is a former member of The Citadel Board of Visitors and serves on the boards of Verdae Development and Upstate Warrior Solution. Mr. Hooper’s deep ties to the Greenville community, varied business career in executive management, and experience with key government agencies provide him with a valuable perspective as a director.

Our Other Directors

Set forth below is information about our other directors each of whom is also a director of the Bank.

Mark A. Cothran, 62, Class I director, has served as director of the Company since 1999. Mr. Cothran is the president and owner of Cothran Properties, LLC, a private real estate development company in Greenville, South Carolina, and he has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, the Advisory Board of Greenville National Bank, and the board of directors of General Wholesale Distributors, Inc. His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Leighton M. Cubbage, 67, Class II director, has served as director of the Company since 1999. Mr. Cubbage is the co-founder and chairman of Allie Capital and Serrus Capital Partners, both private real estate investment companies. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor’s degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011. In 1993 he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. Mr. Cubbage’s leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the Company as a director.

David G. Ellison, 70, Class II director, has served as director of the Company since 2001. Mr. Ellison is currently a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service in that role. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and a 1976 graduate of the Clemson-Furman University Program where he received a masters in business administration. Mr. Ellison is in his fourth term on the board of trustees of Furman University, where he is also a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club and has also served on the board of trustees for United Way of Greenville County and as a prior commissioner of the Greenville Housing Authority. Mr. Ellison has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Rudolph G. “Trip” Johnstone, III, M.D., 59, Class I director, has served as a director of the Company since 1999. Dr. Johnstone is a physician who has practiced with Allergy Partners of the Upstate since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998. He serves on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. Dr. Johnstone has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the Company as a director.

Anna T. Locke, 43, Class I director, has served as director of the Company since 2018. Ms. Locke is the president and owner of A.T. Locke, PC, an outsourced accounting management company. Prior to starting her own business in 2004, Ms. Locke was with Elliott Davis, LLC, a regional accounting firm headquartered in Greenville, South Carolina. Ms. Locke is a 1998 magna cum laude graduate of Clemson University and a certified public accountant. Ms. Locke is a member of Vistage International and the Accounting Advisory Committees for both Greenville Technical College and Clemson University and is Treasurer of InnoVision Awards Organization. Ms. Locke has previously served on the board for the Center for Developmental Services, NEXT School, Certified Development Corporation of South Carolina, the Greater Greer Chamber of Commerce and Friends of the Guardian ad Litem. Ms. Locke’s financial expertise and experience with various local businesses and non-profit organizations provide her with a valuable perspective as director.

James B. Orders, III, 67, Class II director, has served as director the Company and chairman of our board of directors since 1999. From 1986 to 2014, Mr. Orders was the president of Park Place Corporation, a private company engaged in the manufacture and sale of mattresses to the wholesale market. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He is a past board member and board chairman of Cox Industries, Inc., a private company that specialized in the manufacture and distribution of treated wood products. Mr. Orders has executive management experience in national sales markets in addition to experience in the South Carolina real estate market. His leadership abilities and long connection to the local communities we serve enhance his ability to serve on our board of directors.

R. Arthur “Art” Seaver, Jr., 56, Class I director, has served as our Chief Executive Officer since 1999. He has over 30 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He currently serves as a member of the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond and on the board of directors of Thornblade Club. He is a past member of the board of the St. Francis Foundation, past chairman of the Board for the South Carolina Bankers Association and past chair of the United Way of Greenville County Board of Trustees. In addition, he has worked with organizations including the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church in Greenville. Mr. Seaver’s experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board. In addition, his involvement with various local and nonprofit organizations provides him with a valuable understanding of the communities we serve.

Biographical Information for Our Executive Officers Who are Not Directors

Our executive officers, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934 (the “Exchange Act), consist of R. Arthur Seaver, Jr., the chief executive officer of the Company and the Bank and Michael D. Dowling, the chief operating officer and chief financial officer of the Company and the Bank. Biographical information for each of our executive officers is provided below (other than Mr. Seaver). Because Mr. Seaver also serves on our board of directors, we have provided his biographical information above with our other directors.

Michael D. Dowling, 48, has served as our executive vice president and the chief financial officer since 2011 and as our chief operating officer since July 2019. He has over 25 years of experience in the banking industry. Mr. Dowling was previously employed with KPMG LLP from 1994 until 2011, including most recently as an Audit Partner (2005-2011) and a member of KPMG’s Financial Services practice. Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

Family Relationships. Dr. Rudolph G. Johnstone, III, director, is Fred Gilmer, Jr.’s stepson. No other director has a family relationship with any other director or executive officer of the Company.

PROPOSAL NO. 2:

NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Pursuant to rules adopted by the SEC under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking you to approve the compensation of our named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) elsewhere in this proxy statement.

As described below under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon us, the board of directors, or our compensation committee. However, we, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described elsewhere in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve the aforementioned objectives, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of the named executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2020 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF THE Southern First Bancshares, Inc.

2020 EQUITY INCentive Plan

On March 17, 2020 our board of directors adopted, subject to shareholder approval, the Southern First Bancshares, Inc. 2020 Equity Incentive Plan, otherwise referred to herein as the Equity Plan, which provides for the grant of stock options, restricted stock awards and other equity awards to our officers, employees, directors, advisors and consultants. A total of 450,000 shares of common stock have been reserved for the issuance of awards under the Equity Plan, of which all may be issued pursuant to stock options (all of which may be incentive stock options, subject to the anti-dilution provisions of the Equity Plan). The following summary of the material features of the Equity Plan is qualified in its entirety by reference to the copy of the Equity Plan which is attached as Appendix A to this proxy statement and is incorporated by reference into this summary.

Purpose of the Equity Plan

We believe we have been able to attract highly qualified personnel in part through the use of stock option grants and awards of restricted stock, and that it is desirable to have the continued ability to attract additional personnel and to return and reward exceptional performance by employees through other awards that encourage stock ownership and proprietary interest in the Company. Our board of directors believes that the Equity Plan provides a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. By providing such individuals with additional incentive and reward opportunities, the Board believes that the Equity Plan enhances the profitable growth of the Company.

Administration of the Equity Plan

The Equity Plan provides that it is to be administered by the board of directors, the compensation committee of the board of directors or any other committee appointed by the board of directors to administer the Equity Plan. The Board has appointed the compensation committee as the administrator of the Equity Plan until further notice is given. Any such committee may, but is not required to be, comprised of three or more “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Eligibility

The compensation committee has sole authority, in its discretion, to determine which officers, teammates, consultants, advisors or directors will receive awards, the number of shares of common stock to be subject to each award, and the forfeiture restrictions (as defined below) for each award. As of March 17, 2020, the Equity Plan’s effective date, there were approximately 257 persons eligible to participate in the Equity Plan, including 50 officers of the Bank and 197 associates, no external consultants or advisors, and 10 non-employee directors.

Shares Subject to the Equity Plan

Stock Options. The Equity Plan provides for awards of stock options and restricted stock. The compensation committee is also authorized, subject to limitations under applicable law, to issue other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock, including without limitation shares awarded purely as a “bonus” and not subject to any restrictions or conditions, awards of restricted stock units, stock appreciation rights, performance awards, performance units, phantom stock, dividend equivalents or similar rights to purchase or acquire shares, convertible or exchangeable debt securities and other rights convertible or exchangeable into shares. However, at this time, the Equity Plan defines only the material terms of the stock option and restricted stock components and we presently intend to only utilize those components.

The Equity Plan requires that stock options can only be issued at or above the fair market value per share on the date of grant. Stock options granted to participants under the Equity Plan may be either incentive stock options (ISOs) under the provisions of Section 422 of the Code, or options that are not subject to the provisions of Section 422 of the Code (Nonqualified Options). Stock options entitle the recipient to purchase shares of common stock at the exercise price specified in the award agreement. The administrator at its discretion determines the number of option shares, the term of the option, the exercise price (subject to the minimum price described above), the vesting schedule and performance conditions (if any), and any other terms and conditions. In the case of 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to each of these requirements may be made for options that we may grant in substitution for options held by employees of companies that we acquire. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The compensation committee will determine the periods during which the options will be exercisable. However, no option will be exercisable more than 10 years after the date of grant. Payment of the exercise price of any option may be made in cash or cash equivalent, as determined by the compensation committee, to the extent permitted by law (1) by means of any cashless exercise procedure approved by the compensation committee, (2) by delivering shares of common stock already owned by the option holder, (3) by such other form of consideration as the compensation committee may determine, if permitted by applicable law, or (4) any combination of the foregoing.

Restricted Stock. Restricted stock consists of shares of common stock which are granted to the participant, subject to certain restrictions against disposition and certain obligations to forfeit such shares to us under certain circumstances. The restrictions, which may be different for each award, will be determined by the compensation committee in its sole discretion. Restricted stock awarded under the Equity Plan will be represented by a book entry registered in the name of the participant. Unless otherwise provided in an agreement, the participant will have the right to receive dividends, if any, with respect to such shares of restricted stock, to vote such shares and to enjoy all other shareholder rights, except that the participant may not sell, transfer, pledge or otherwise dispose of the restricted stock until the restrictions have expired. A breach of the terms and conditions established by the compensation committee pursuant to an award will cause a forfeiture of the award. The compensation committee expects that participants generally will not be required to make any payment for common stock received pursuant to an award, except to the extent otherwise determined by the compensation committee or required by law.

The compensation committee, in its discretion, may set restrictions on awards based upon the achievement of performance goals (collectively, the “Performance Goals”) based upon any individual participant or Company criteria or metric that the compensation committee may determine from time to time. Performance for any goal can be measured on an absolute basis (i.e., versus our budget or prior year result) or relative to a peer group or industry index, as well as over a one-year or multi-year period. In any event, the compensation committee will have the authority to adjust any Performance Goal for unusual or non-recurring events.

The compensation committee may, in its discretion, fully vest any or all equity awards awarded to a participant under an award and, upon such vesting, all option vesting conditions or forfeiture restrictions applicable to the award will terminate. Any such action by the compensation committee may vary among individual participants and may vary among awards held by any individual participant.

In addition, the maximum number of shares with respect to restricted stock awards that may be granted to non-employee directors in a calendar year is 5,000 shares.

At the time any award is made, the Company and the participants will enter into an equity award agreement setting forth the terms of the award and such other matters as the compensation committee may determine to be appropriate. The terms and provisions of the award agreements need not be identical, and the compensation committee may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the Equity Plan.

Amendment and Termination of the Equity Plan

The board of directors may amend or terminate the Equity Plan, provided that shareholder approval will be required to (i) increase the total number of shares reserved for issuance under the Equity Plan, or (ii) change the class of recipients eligible to participate in the Equity Plan. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. The compensation committee may accept surrender of outstanding equity awards under the Equity Plan and grant new awards in substitution for them; provided that the compensation committee will not exchange underwater stock options without prior shareholder approval. The Equity Plan will terminate in any event five years after its effective date, but outstanding awards continue until they expire in accordance with their terms.

Authorized Shares

In the event of a stock dividend, stock split, reorganization, merger, recapitalization or other change affecting the common stock, the compensation committee will make proportionate adjustments with respect to (1) the aggregate number and kind of shares that may be issued under the Equity Plan, (2) the number, kind, and exercise price (or other cash or property) of shares issuable pursuant to each outstanding award made under the Equity Plan, and (3) the maximum number and kind of shares that may be subject to awards granted to any one individual under the Equity Plan.

If any award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of common stock covered by an award are settled in cash in a manner that some or all of the shares covered by the award are not issued, the shares subject to such awards and the unissued shares resulting from the cash settlement shall again be available for issuance under the Equity Plan. If any shares of common stock subject to an award are not delivered to a participant because the award is exercised through a reduction of shares subject to the award (i.e., “net exercised”), including if the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (either actually or through attestation) or withholding shares of common stock relating to such award, the number of shares of common stock that are not delivered to the participant will no longer be available for issuance under the Equity Plan.

Forfeiture and Transferability.

Awards, including the vested portion thereof, may be subject to certain forfeiture and clawback rights in the event the participant separates from service for cause, pursuant to a clawback policy, if the Bank experiences regulatory or capital issues, if a restatement of our financial results is attributable to a participant’s actions, whether intentional or negligent, or if the compensation committee determines that the vesting of an award was based on incorrect performance measurement calculations. Generally, awards are transferable only by will, by the laws of descent and distribution, or by a domestic relations order.

U.S. Federal Income Tax Consequences

The following summary of the federal income tax consequences relating to the Equity Plan is based on present U.S. federal tax laws and regulations. We cannot assure you that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

Tax Effects of Participation in the Equity Plan

Stock Options

There are no federal income tax consequences to the participant or us upon granting stock options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

Incentive Stock Options. When a participant exercises an incentive stock option, the participant will not at that time realize any income, and we will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The participant will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. We will not be entitled to a tax deduction if the participant satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

If the holding period requirements are not met, then upon sale of the shares the participant generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the award agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the participant depending on the participant’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the participant might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, we are entitled to a deduction to the extent of ordinary income recognized by the participant.

Nonqualified Stock Options. Generally, when a participant exercises a nonqualified stock option, the participant recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and we may deduct as an expense the amount of income so recognized by the participant. The holding period of the acquired shares begins upon the exercise of the option, and the participant’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

Restricted Stock

Under the Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an award of restricted stock is made, nor will we be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time that award of restricted stock is made. If the participant does not make such election, the value of the common stock will be taxable to the participant as ordinary income in the year in which the restrictions lapse with respect to such shares of stock. We have the right to deduct, in connection with all awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy our withholding obligations. We will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant at the time of such recognition.

Additional Tax Matters

Unless otherwise determined in an award agreement, in the event of a change in control, as defined in the Equity Plan: (1) each outstanding award will become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such award granted will lapse, and (3) any performance conditions imposed with respect to awards will be deemed to be fully achieved. Under Section 280G of the Code, we may not deduct certain compensation payable in connection with a change of control. The acceleration of vesting of awards in conjunction with a change in control of the Company may be limited under certain circumstances thereby avoiding nondeductible payments under Section 280G. In addition, Code Section 409A applies to any award that constitutes nonqualified deferred compensation, and imposes a 20% excise tax on the participant, in addition to current income inclusion and interest at the underpayment rate plus 1%. While most awards under the Equity Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt are intended to comply with Code Section 409A.

Compliance with Section 409A of the Code

Section 409A of the Code governs certain types of non-qualified deferred compensation. The Equity Plan contemplates both deferred compensation that is subject to Section 409A and deferred compensation that is not subject to Section 409A. The Equity Plan requires that it be administered so that neither it nor any grant granted under it violates Section 409A of the Code. Accordingly, the compensation committee is required to structure all grants so that they are either exempt from or comply with Section 409A of the Code, and the Board and the compensation committee are permitted, within the bounds of the Equity Plan and applicable law, including Section 409A of the Code, to interpret the Equity Plan and/or any grant agreement, and to make any and all amendments to the Equity Plan or any grant agreement, to ensure that all grants are either exempt from or comply with Section 409A.

Future Awards

We currently have no plans, proposals, or arrangements, written or otherwise, at this time to grant any awards under the Equity Plan. Because no awards have been granted under the Equity Plan as of the date of this proxy statement and all awards will be granted at the discretion of the compensation committee, it is not possible for us to determine and disclose the benefits, or amount, of awards that may be granted to the named executive officers and the executive officers as a whole, if the Equity Plan is approved by our shareholders.

Interests of Certain Persons in Proposal

Our named executive officers and non-employee directors are or will be eligible to receive awards under the Equity Plan.

Reasons for Authorization and Vote Required

The Equity Plan is being submitted to the shareholders for approval pursuant to Section 422 of the Code and the rules of The NASDAQ Stock Market. If a quorum is present at the annual meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors recommends that you vote “FOR” the approval of the Southern First Bancshares, Inc. 2020 Equity Incentive Plan.

PROPOSAL NO. 4:

RATIFICATION OF APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm for the year ending December 31, 2020.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During 2019, our board of directors held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of the Company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting. All of the directors were present at the 2019 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and controller. A copy of this Code of Ethics is available without charge to shareholders upon request to our Corporate Secretary, at Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Board Leadership Structure and Role in Risk Oversight

We are focused on our corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, personnel, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is our chairman’s responsibility to guide the board as it provides leadership to our executive management, while our chief executive officer’s responsibility is to manage the Company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, we have maintained the separateness of the roles of the chairman and the chief executive officer. In making this decision to have an independent chairman, our board of directors considered the time and attention that Mr. Seaver is required to devote to managing our day-to-day operations as the chief executive officer. By having another director serve as chairman of our board of directors, Mr. Seaver is able to focus his entire energy on running the Company. This also ensures there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks affecting our day-to-day operations. The audit committee reports regularly to the full board of directors, which also considers our entire risk profile. The full board of directors focuses on certain significant risks we face and on certain aspects of our general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

With respect to cybersecurity, on a quarterly basis, our audit committee receive reports on cybersecurity risks and preparedness. While our audit committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and Information Technology department are responsible for the day-to-day cybersecurity risk management processes. Threat from cyber attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Director Independence

Under the listing standards of The NASDAQ Global Market, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has evaluated the independence of each director based on the independence criteria under NASDAQ rules and has determined that nine of our 11 directors are independent, specifically, each of Mr. Cajka, Mr. Cubbage, Ms. Ellefson, Mr. Ellison, Mr. Gilmer, Mr. Hooper, Mr. Johnstone, Ms. Locke, and Mr. Orders is an independent director. As part of this evaluation, our board of directors considered the current and prior relationships that each independent director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent director, and the matters discussed under “Certain Relationships and Related Party Transactions.”

Our board of directors determined that the following directors are not independent: Mr. Seaver (our chief executive officer) and Mr. Cothran.

Committees of the Board of Directors

The following chart shows the current composition of the committees of our board of directors, the number of meetings held by each committee during 2019, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market. The audit committee, nominating and corporate governance committee, and personnel committee are comprised exclusively of independent directors.

Director	Independent	Board (12 Meetings)	Audit (6 Meetings)	Nominating & Corporate Governance (1 Meeting)	Personnel (2 Meetings)	Finance (12 Meetings)
Andrew B. Cajka, Jr.	•	•	• Chair	•		•
Mark A. Cothran		•				•
Leighton M. Cubbage	•	•	•		•
Anne S. Ellefson	•	•	•	• Chair		•
David G. Ellison	•	•			• Chair	•
Fred Gilmer, Jr.	•	•				•
Tecumseh Hooper, Jr.	•	•	•	•	•	•
Rudolph G. Johnstone, III	•	•				•
Anna T. Locke	•	•	•			•
James B. Orders, III	•	• Chair	•		•	• Chair
R. Arthur Seaver, Jr.		•				•

Audit Committee

The audit committee is comprised of six independent directors, Messrs. Cajka, Cubbage, Hooper and Orders and Ms. Ellefson and Locke, with Mr. Cajka serving as chair. Our board of directors has also determined that Anna T. Locke is an “Audit Committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee, which met six times in 2019, has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee operates under a written charter, which is available on our website, www.southernfirst.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee (the “nominating committee”) is comprised of three independent directors, Mr. Cajka, Ms. Ellefson, and Mr. Hooper, with Ms. Ellefson serving as chair. The nominating committee recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, then selects the nominees for election to the board of directors. Our nominating committee charter is available on our website, www.southernfirst.com. The nominating committee met one time in 2019. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

●	successful business or professional experience;

●	various areas of expertise or experience which are desirable to our current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

●	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;

●	residence in the bank’s service area;

●	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the Company;

●	leadership and consensus building skills; and

●	a commitment to our success.

We do not pay a third party to assist in identifying and evaluating director candidates.

Personnel Committee

Our personnel committee, which we may also refer to as the compensation committee, is comprised of four independent directors, Messrs. Cubbage, Ellison, Hooper and Orders, with Mr. Ellison serving as chair. Mr. Cothran served on the personnel committee through April 2019 at which time it was determined he was no longer independent due to the Development Services Agreement between the Bank and a company he owns. Mr. Ellison joined the personnel committee in April 2019. The committee met two times during 2019.

The personnel committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The personnel committee is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to our executive and senior officers. In addition, the personnel committee may engage compensation advisors to assist in determining compensation levels. The personnel committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the personnel committee has delegated restricted stock and option granting authority to our chief executive officer. As a part of its duties, the personnel committee must certify that it has reviewed the named executive officers’ compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the Company.

The personnel committee operates under a written charter, which is available on our website, www.southernfirst.com.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and has discussed with them their independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2019.

The report of the audit committee is included herein at the direction of its members, Mr. Cajka, Mr. Cubbage, Ms. Ellefson, Mr. Hooper, Ms. Locke, and Mr. Orders.

Audit and Related Fees

Elliott Davis was our auditor during the year ended December 31, 2019. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed by Elliott Davis in fiscal years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Audit Fees	$190,500	186,200
Tax Fees	22,385	22,355
Other Fees	8,000	8,250
Total	$220,885	216,805

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and employee benefit plan and review of our quarterly reports on Form 10-Q.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the Company and the Bank.

Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. During the years ended December 31, 2019 and 2018, these fees include procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the Federal Housing Administration lending program.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

Pre-Approval Policy. In general, the audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the audit committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the audit committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the audit committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the audit committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The audit committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All services provided by Elliott Davis, and all fees related thereto, were approved pursuant to the pre-approval policy.

The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2019. This discussion also describes the material components of our 2019 compensation program. This discussion should be read together with the compensation tables for our named executive officers located elsewhere in this proxy statement.

Our “named executive officers” are the individuals who served as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at the end of 2019. Our named executive officers as of December 31, 2019 are noted in the following table, along with their positions:

Name	Title
R. Arthur Seaver, Jr.	Chief Executive Officer
Michael D. Dowling	Chief Operating Officer/Chief Financial Officer
F. Justin Strickland(1)	President

(1)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

Key Financial Highlights:

●	Net income was $27.9 million for the year ended December 31, 2019, a 25.0% increase from $22.3 million for the year ended December 31, 2018.

●	Total loans were $1.9 billion at December 31, 2019, a $266.2 million, or 15.9%, increase from 2018.

●	Total deposits were $1.9 billion at December 31, 2019, a $228.0 million, or 13.8%, increase from 2018.

●	Net charge-offs to average total loans were 0.08% for the year ended December 31, 2019 as compared to 0.11% for the year ended December 31, 2018.

●	Book value increased 15.2% to $26.83 per share at December 31, 2019 from $23.29 per share at December 31, 2018.

General Philosophy. We compensate our executive and senior officers through a mix of base salary, bonuses and equity compensation designed to recruit, reward, and retain until retirement our talented management team. In addition, we seek to align management's incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for executive officers consisting of cash compensation, equity compensation, and retirement benefits. For each officer, the anticipated cash compensation is allocated among base salary and incentive compensation. We design the incentive compensation to reward corporate performance based on the achievement of overall corporate financial and strategic goals.

Role of the Compensation Committee. Our personnel committee, which we may also refer to as the compensation committee, is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to executive and senior officers. In addition, the compensation committee may engage compensation advisors to assist it in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the Chief Executive Officer for the other named executive officers. The committee operates under a written charter that establishes its responsibilities and reviews the charter annually to ensure that the scope of the charter is consistent with the committee’s role.

Role of the Named Executive Officers. Our named executive officers and the compensation committee work together to establish, review and evaluate performance goals for our incentive compensation plans. While these executives provide input into our corporate strategic goals for future performance periods, the committee carefully reviews these recommended goals before giving its final approval, and evaluates and determines whether such goals have been achieved. We believe this process ensures that performance goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging as well as attainable.

Role of the Compensation Consultant. Every two to three years, we engage a consultant firm to assist with trends and benchmarks related to executive compensation. In 2018, the Company engaged McLagan, an Aon Company, to provide limited independent consulting services related to our executive compensation. In considering the retention of McLagan, the Company assessed McLagan’s independence in light of SEC rules and NASDAQ listing standards and determined that McLagan was independent and their work did not create any conflicts of interest.

McLagan provided the following services to us in 2018:

●	Recommended a compensation peer group of publicly-traded financial institutions;

●	Reviewed the competitiveness of our compensation programs for our named executive officers, including base salary, annual incentives, long-term incentives, employment contracts and retirement benefits; and

●	Commented on the design of our incentive programs relative to the practices of our peers and alignment with our culture and business strategy.

Benchmarking. The compensation committee did not use the compensation peer group provided by McLagan in 2018 to perform compensation benchmarking but rather utilized broader-based compensation third-party industry surveys to obtain a better understanding of what is current market practice for community banks. The compensation committee, however, did rely on the input of McLagan on how the design of our incentive programs aligns with our culture and business strategy.

Risk Considerations. The compensation committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines. We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices; Timing Issues. As a general matter, the compensation committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The compensation committee’s decisions are reviewed by the full board of directors.

Targeted Overall Compensation. We establish targeted overall compensation for our named executive officers by first understanding the market value for these individuals in our regions. We seek to provide our executives with the incentive to earn above market compensation by accomplishing significant goals related to their respective role within the Company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level. For our named executive officers, we generally seek the mix to include a base salary of 50-60%, a bonus of 15-25%, and equity compensation of 15-25% of total compensation.

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to influence our performance – should be significantly weighted on performance. Therefore, we typically offer our executives a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation. We select allocations that we believe are consistent with our overall compensation philosophy as described above.

The amount of equity awarded has been based primarily on the executive officer’s areas of responsibility. The objective of the awards is to align management with the same interest as shareholders. From time to time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

Base Salaries. We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward our named executive officers for annual achievement based on our overall strategic plan which includes performance measures such as the following:

●	Net income;

●	Earnings per share;

●	Loan and deposit growth;

●	Net interest margin;

●	Credit losses; and

●	Efficiency ratio.

The incentive plan for our named executive officers is based on the compensation committee’s review of all key financial measures and performance related to our strategic plan as a whole. The evaluation of these various incentive components is more subjective in nature than objective without specific financial targets and objectives. The committee also considers whether or not the anticipated incentive pay is within the percentage of total compensation that they have chosen to use as a guide for the allocation of total compensation. In contrast, detailed incentive plans are developed annually for other senior officers based on the key financial measures included in our overall strategic plan.

We do not believe that an “all or nothing” approach is appropriate for incentive compensation. Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made at various levels depending on objective quantifiable measures of accomplishments.

Equity Compensation. At various times, we issue additional compensation to our named executive officers and senior officers in the form of equity compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value. The awards may be issued in the form of incentive stock option grants, nonstatutory stock options grants and restricted stock awards and are determined based on our performance related to our overall strategic goals.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the compensation committee each year following the availability of the financial results for the prior year. As with the cash bonuses, the evaluation of these financial results and corresponding determination of equity awards for our named executive officers is more subjective in nature than objective without specific financial targets and objectives. Option exercise prices are established at market value on the grate date and vesting provisions for granted stock options and restricted stock are at the discretion of the compensation committee and executive management. Upon termination, unexercised options are forfeited and made available for future grants. We fund the option shares and restricted stock from authorized but unissued shares.

Severance Benefits. We believe we should provide reasonable severance benefits to our named executive officers. These severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

In addition, effective January 21, 2020, F. Justin Strickland, resigned as our president. In connection with his resignation, we entered into a consulting agreement and a waiver and release agreement with Mr. Strickland. For a detailed description of the actual payments upon termination Mr. Strickland received, see the discussion below under “Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland” and "Actual Payments Upon Termination."

Retirement Plans. We have a 401(k) plan pursuant to which we match 100% of the first 2% of the employee’s salary, and 50% of the next 4% of the employee’s salary. In addition, we supplemented the retirement planning by adopting a salary continuation plan for certain management at the level of senior vice president or above, including our named executive officers. This plan was designed to enhance our ability to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k). Pursuant to this plan, we accrue retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65. When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

Change in Control. Our named executive officers and other employees have built Southern First into the Company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our chief executive officer, Mr. Seaver, has a renewable employment agreement with us for a term of three years and our chief operating officer/chief financial officer, Mr. Dowling, has a renewable employment agreement with us for a term of two years.

Under the terms of the employment agreements, which were amended as of January 31, 2019, if Messrs. Seaver and Dowling are terminated without “cause” or terminate employment for “good reason" following a change in control, the executive is entitled to receive severance compensation and any bonus accrued or unpaid through the date of termination. Mr. Seaver’s agreement entitles him to receive severance compensation equal to three years of base salary, while Mr. Dowling’s agreement provides for severance compensation equal to two years of base salary. We believe that these levels are comparable to our competition.

In addition, under the terms of the employment agreements, in the event of a change in control, we will also continue to partially fund health insurance benefits for the legally required COBRA period or until the employee obtains comparable benefits pursuant to a subsequent employer’s benefit plans. Further, all restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will also become immediately exercisable. See “Compensation Arrangements – Employment Agreements” for additional information regarding the employment agreements. With regard to Mr. Strickland, see “Compensation Arrangements – Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland.

We have also entered into salary continuation agreements with our named executive officers which provide, among other things, that upon a change in control the Bank will pay to the executive a change in control benefit equal to his accrual balance at his normal retirement age, without additional discount for the time value of money in one lump-sum payment within three days after the change in control. If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the Bank will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum payment within three days after the change in control. See “Compensation Arrangements – Salary Continuation Agreements” and “Pension Benefits” for additional information regarding the salary continuation agreements.

Perquisites and Other Benefits. We annually review the perquisites that our named executive officers and other senior officers receive. The primary perquisites for these individuals are additional levels of life insurance, the payment of the monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our named executive officers and other senior officers to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Our named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Role of Shareholder Say on Pay Vote. As required by the Dodd-Frank Act, we held an advisory vote on the compensation of our executive officers (“say-on-pay”) at our 2019 Annual Meeting of Shareholders. At the 2019 Annual Meeting of Shareholders, 76.3% of the votes cast on the say on pay proposal were cast in support of the compensation of our named executive officers. A majority of the votes cast by our shareholders at our 2019 Annual Meeting of Shareholders were in favor of holding this vote on an annual basis. Based on the results of this advisory vote, our board of directors elected a frequency of every year to conduct an advisory vote on compensation of our named executive officers.

While the 2019 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and management have continued to refine compensation programs in an effort to further align interest of the executives with those of our shareholders and to strengthen the linkage of pay for performance.

Clawback Policy. The compensation committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee intends to fully comply with the Dodd-Frank Act regarding this issue once rulemaking has been completed with respect to these provisions.

Until formal guidance is available, the compensation committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Service Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s chief executive officer and to certain other executives (excluding the Company’s chief financial officer). Prior to 2018, this limitation generally did not apply to compensation that qualified under applicable regulations as “performance-based.” In line with this, the Company historically aimed to design and approve the performance-based compensation paid to its named executive officers so that such compensation would satisfy the requirements for deductibility under Section 162(m). Prior to 2018, the compensation committee considered Section 162(m) when making compensation decisions. However, other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the compensation committee’s decisions.

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our named executive officers in excess of $1,000,000 will not be deductible unless it is paid pursuant to a written binding contract that was in effect on November 2, 2017, and not modified in any material respect on or after such date. Performance-based compensation awarded to our named executive officers for periods prior to November 2, 2017 are expected to continue to qualify for the performance-based compensation exemption under Section 162(m). The United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards is uncertain and cannot be guaranteed.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2019 Form 10-K.

The information contained in this report shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

This report is submitted by the compensation committee consisting of Messrs. Cothran, Cubbage, Ellison, Hooper and Orders.

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2019, 2018 and 2017. Because we only have three “executive officers” as such term is defined in Rule 3b-7 of the Exchange Act, we only have three “named executive officers,” and the compensation for each is disclosed in the following table.

Summary Compensation Table

Name and Principal Position as of December 31, 2019	Year	Salary	Bonus (1)(2)	Stock Awards (3)(4)	Option Awards (3)(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total
R. Arthur Seaver, Jr.	2019	$485,000	$160,000	$64,640	$94,080	$-	$98,264	$46,564	$948,548
Chief Executive Officer	2018	475,000	157,832	107,000	132,740	-	123,997	47,830	1,044,399
	2017	460,000	125,000	-	142,450	-	156,582	42,495	926,527
Michael D. Dowling	2019	287,000	135,000	64,640	94,080	-	35,537	46,348	662,605
Chief Operating Officer	2018	275,000	119,872	85,600	132,740	-	42,870	43,356	699,438
and Chief Financial Officer	2017	250,000	110,000	-	142,450	-	47,964	39,770	590,184
F. Justin Strickland	2019	370,000	30,000	64,640	94,080	-	86,496	40,678	685,894
President(7)	2018	360,000	142,945	85,600	132,720	-	104,231	43,281	868,777
	2017	350,000	115,000	-	142,450	-	125,433	33,227	766,110

(1)	These amounts reflect an annual discretionary bonus award determined by the personnel committee and paid in the subsequent fiscal year. The 2019 amounts for each executive officer include a one-time bonus which was to account for certain one-time costs related to the Supplemental Executive Retirement Plan.
(2)	The 2019 bonus for Mr. Strickland is based on the amount specified in his Waiver and Release Agreement effective January 23, 2020.
(3)	The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on the NASDAQ Global Market as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 21, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(4)	On January 15, 2019, Messrs. Seaver, Strickland and Dowling each received an award of 2,000 shares of restricted stock under the Company’s 2016 Equity Incentive Plan. On January 16, 2018, Mr. Seaver received an award of 2,500 shares and Messrs. Strickland and Dowling each received an award of 2,000 shares of restricted stock under the Company’s 2010 Stock Incentive Plan. The restricted stock vests ratably over four years.
(5)	On January 15, 2019, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 8,000 shares of the Company’s common stock which had a per share fair value of $11.76. On January 16, 2018, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 8,000 shares of the Company’s common stock which had a per share fair value of $16.59. On January 17, 2017, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 10,000 shares of the Company’s common stock which had a per share fair value of $14.24. The stock options vest ratably over four years.
(6)	All other compensation includes the following items: (a) Company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.
(7)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

Grants of Plan-Based Awards

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2019. Discretionary cash bonus awards made in January 2020 for the year ended December 31, 2019, as shown in the Summary Compensation Table, are as follows: R. Arthur Seaver, Jr. - $160,000 and Michael D. Dowling - $135,000.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

R. Arthur Seaver, Jr.	1/15/2019	-	-	2,000	8,000	32.32	158,720
Michael D. Dowling	1/15/2019	-	-	2,000	8,000	32.32	158,720
F. Justin Strickland	1/15/2019	-	-	2,000	8,000	32.32	158,720

(1)	The criteria used to determine all stock option awards is subjective rather than objective in nature. The options vest ratably over four years.
(2)	The exercise or base price of option awards is established as the closing market price of our Common Stock on the grant date.
(3)	This amount represents the fair market value of all restricted stock and option awards made during the fiscal year 2019. The fair market value for stock awards is based on the closing market price of the stock on the date of grant which was $32.32 per share. The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model. The fair value for the options issued on January 15, 2019 was $11.76 per share. The following assumptions were used in valuing options issued:

Assumptions
January 15, 2019
Dividend yield	-
Expected life	7 years
Expected volatility	28.91%
Risk-free interest rate	2.61%

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable options and stock awards owned by our named executive officers as of December 31, 2019, as well as the related exercise prices and expiration dates for the option awards. Option awards are granted pursuant to the 2010 Stock Incentive Plan and the 2016 Equity Incentive Plan. All stock option information has been adjusted to reflect all prior stock splits and dividends.

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price($)	Date	Vested(#)	Vested(#)
R. Arthur Seaver, Jr.	11,462	-	$5.97	01/18/2021	5,125	217,761
	12,100	-	6.01	01/17/2022	-	-
	11,000	-	8.68	01/15/2023	-	-
	10,000	-	13.43	01/21/2024	-	-
	10,000	-	16.78	01/20/2025	-	-
	7,500	2,500	23.00	01/19/2026	-	-
	5,000	5,000	35.65	01/17/2027	-	-
	2,000	6,000	42.80	01/16/2028	-	-
	-	8,000	32.32	01/15/2029	-	-
Michael D. Dowling	10,000	-	16.78	01/20/2025	4,750	201,828
	7,500	2,500	23.00	01/19/2026	-	-
	5,000	5,000	35.65	01/17/2027	-	-
	2,000	6,000	42.80	01/16/2028	-	-
	-	8,000	32.32	01/15/2029	-	-
F. Justin Strickland	7,500	2,500	23.00	01/19/2026	4,750	201,828
	5,000	5,000	35.65	01/17/2027	-	-
	2,000	6,000	42.80	01/16/2028	-	-
	-	8,000	32.32	01/15/2029	-	-

(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Arthur Seaver, Jr.	78,480	$2,533,392	1,875	$61,931
Michael D. Dowling	-	-	1,750	57,875
F. Justin Strickland	32,150	803,268	1,750	57,875

(1)	Value realized is based on the difference between our common stock closing price on the date of exercise and the option exercise price.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2019, relating to securities authorized for issuance under our equity compensation plans. All stock option information has been adjusted to reflect prior stock splits and dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	541,414	$26.65	216,339
Equity compensation plans not approved by security holders	None	n/a	n/a
Total	541,414	$26.65	216,339

Compensation Arrangements

Consulting Agreement, Waiver and Release Agreement, with F. Justin Strickland

As previously disclosed, Mr. Strickland resigned from the Company and the Bank effective January 21, 2020. On January 23, 2020, the Company and the Bank entered into a (i) consulting agreement (the “Consulting Agreement”) with Mr. Strickland, pursuant to which he will serve as a consultant to our management team with respect to various aspects of our business and (ii) waiver and release agreement (the “Release Agreement”), as contemplated by Mr. Strickland’s employment agreement, in favor of the Company and the Bank and under which Mr. Strickland received a payment of $30,000.

Under the Consulting Agreement, Mr. Strickland is entitled to a monthly consulting fee of $30,000, as well as for reimbursement of all reasonable business expenses. The Consulting Agreement will continue until the earlier of: (i) the 120th day following the effective date of the Consulting Agreement; (ii) Mr. Strickland’s death; (iii) the disability of Mr. Strickland for a period of 90 consecutive days; (iv) Mr. Strickland’s termination of the Consulting Agreement thereof upon two weeks’ prior written notice; or (v) our termination of the Consulting Agreement due to Mr. Strickland’s material breach of the Agreement, following the expiration of a 30 day cure period.

Under the Release Agreement, Mr. Strickland released any and all claims against the Company or the Bank, known or unknown by him, and re-affirmed his commitment to honor the restrictive covenants set forth in his previous employment agreement and his salary continuation agreement, each of which is discussed below.

Employment Agreements

The Company and the Bank are parties to an amended and restated employment agreement with R. Arthur Seaver, Jr. dated as of January 31, 2020, pursuant to which he serves as the Chief Executive Officer of both our Company and the bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 15, 2020, Mr. Seaver receives a minimum annual salary of $498,000, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and receives an automobile owned by the bank.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Mr. Seaver is terminated without cause, as defined in the employment agreement, or if following a change in control of our Company he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of three times his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18 month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

As of December 31, 2019, the Company and the Bank were parties to an amended and restated employment agreement with (i) Michael D. Dowling to serve as executive vice president and Chief Operating Officer/Chief Financial Officer of the Company and the Bank and (ii) Justin Strickland to serve as president of our Company and the Bank. Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

The agreement with Mr. Dowling renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 15, 2020, Mr. Dowling is paid a salary of $340,000 which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and has received an automobile owned by the bank. If Mr. Dowling is terminated without cause, as defined in the employment agreement, or if following a change in control of our Company he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of two times his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18 month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

Although Mr. Strickland is no longer employed by us, he is still bound by the restrictive covenants from his employment agreement. Accordingly, each employment agreement provides that during the term of employment and for a period of 12 months following termination, Messrs. Dowling and Strickland may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.

Salary Continuation Agreements

The Bank, is a party to salary continuation agreements with Messrs. Seaver, Dowling, and was, as of December 31, 2019, a party to a salary continuation agreement with Mr. Strickland. Effective upon his termination and when he attains the normal retirement age, Mr. Strickland will receive an early termination benefit of $60,036 annually based on his previously vested amounts. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. Under the terms of the agreements, Mr. Seaver will receive an annual supplemental retirement benefit of $250,000, and Mr. Dowling will receive $150,000.

Pension Benefits

		Number	Present	Payments
		Of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit(1)	Year
R. Arthur Seaver, Jr.	Southern First Bank, Salary Continuation Agreement	13	$1,215,268	$—
Michael D. Dowling	Southern First Bank, Salary Continuation Agreement	6	236,593	—
F. Justin Strickland(2)	Southern First Bank, Salary Continuation Agreement	11	900,533	—

(1)	SERP amounts represent the aggregate liability carried on the Company’s books for each of the named executive officers as of December 31, 2019.
(2)	Mr. Strickland resigned from the Company and the Bank effective January 21, 2020.

Provided such executive has been continuously employed by the Bank for five consecutive years from the effective date of the salary continuation agreement, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), each of Messrs. Seaver and Dowling early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. However, all of the executive’s early termination benefits will be forfeited if at any time from the date of the executive’s early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank, the Company, or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive’s early termination. Although Mr. Strickland is no longer employed by us, he is still bound by these restrictive covenants from his salary continuation agreement.

Upon Messrs. Seaver’s and Dowling’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. Beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive’s lifetime with a 15-year term certain period.

If Messrs. Seaver or Dowling die in active service to the Company before normal retirement age, the executive’s beneficiary will be entitled to an amount equal to the executive’s accrual balance at the time of the executive’s death, payable within 60 days of the executive’s death.

If Messrs. Seaver or Dowling die before any separation from service and the executive is receiving the executive’s normal retirement benefit, but the executive has not received the executive’s normal retirement benefit for the full 15-year term certain period, the executive’s beneficiary will be entitled to, at the Company’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

If Messrs. Seaver or Dowling die after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive’s beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive’s accrual balance which existed at the end of the month immediately before the month in which separation from service occurred. We will pay this lump-sum benefit to the executive’s beneficiary within 60 days of the executive’s death.

If the executive dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive’s beneficiary will be entitled to, at the Bank’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive’s beneficiary at the times specified in the applicable section.

We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive’s employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of Messrs. Seaver and Dowling in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by such named executive officer. The amounts shown assume that the termination occurred on December 31, 2019, which was the last trading day of the calendar year ended December 31, 2019, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. The information for Mr. Strickland is detailed under “Actual Payments Upon Termination” below and reflects the actual payments or benefits he has received or will receive in connection with his resignation.

Name and Principal Position	Salary(1)	Bonus(2)	Salary Continuation Plan(3)	Continuation of Medical Benefits(4)	Acceleration and Continuation of Equity Awards	Total Termination Benefits
R. Arthur Seaver, Jr.
CEO and Director of the Company and the Bank
Termination without cause	$485,000	160,000	1,541,306	-	382,046	2,568,352
Good reason termination or termination without cause, each after change in control	485,000	160,000	1,541,306	7,400	382,046	2,575,752

Michael D. Dowling
COO/CFO and Executive Vice President of the Company and the Bank
Termination without cause	287,000	135,000	1,428,903	-	366,113	2,217,016
Good reason termination or termination without cause, each after change in control	287,000	135,000	1,428,903	8,800	366,113	2,225,816

(1)	Salary is for a period of 12 months following termination without cause before or after a change in control or good reason termination after a change in control. Effective January 31, 2020, Mr. Seaver will be paid a salary equal to three times his current salary following a change in control, and Mr. Dowling will be paid a salary equal to two times his currently salary following a change in control.
(2)	Includes all bonus amounts earned or accrued through the date of termination.
(3)	Reflects the present value of total SERP amount less the aggregate liability carried on the Company’s books for Messrs. Seaver and Dowling as of December 31, 2019.
(4)	Reflects the estimate of all future premiums which will be paid for medical benefits using the premium rates in effect at December 31, 2019 . Continuation of benefits is for an 18 month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

“Cause” generally will be deemed to exist where the named executive officer has been convicted of a crime involving moral turpitude, has stolen from us, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate. A more detailed description of “cause,” good reason” and “change in control” is set forth below.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death. Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer’s becomes incapacitated and later terminated as a result of disability, the Company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries. Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive’s incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers’ employment agreements, are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

●	The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.

●	A person, group or entity other than the Company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.

●	Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.

●	Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the Company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

●	our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

●	immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

●	an adverse change in an employee’s status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;

●	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;

●	a relocation of an employee at any place outside a 30 mile radius from the employee’s current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;

●	the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

●	the insolvency or the filing of a petition for bankruptcy of the Company which petition is not dismissed within sixty days;

●	any material breach by the Company of any material provision of the employment agreement;

●	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement; or

●	our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

●	a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company (including harm to its business reputation);

●	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;

●	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;

●	notice from a regulatory agency with jurisdiction over the Company of its intention to institute certain formal or informal regulatory action against the executive or the Company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;

●	disorderly conduct by the executive that materially disrupts the Company’s business operations to a level which is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or

●	the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

Actual Payments Upon Termination

The following table summarizes the actual payments made or payable to Mr. Strickland following his resignation from the Company and the Bank on January 21, 2020.

Description	Amount
Cash Severance(1)	$-
Equity Award Acceleration	-
Salary Continuation(2)	-
Health Benefits	-
Vacation Entitlement	-
Total Value of Termination Arrangements	$-

(1)	As previously disclosed, the Company and Mr. Strickland have entered into a consulting agreement whereby he receives a monthly consulting fee of $30,000 for a period not to extend beyond May 20, 2020. In addition, Mr. Strickland received $30,000 consideration under the Release Agreement.
(2)	Mr. Strickland will receive $60,036 paid annually upon his attainment of the age of normal retirement (65), subject to forfeiture upon any breach of applicable restrictive covenants. However, this amount was previously vested based on his 11 years of service while subject to this plan and is not a result of his resignation from employment.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Messrs. Seaver and Strickland and on November 1, 2012 with Mr. Dowling, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life. The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first. Accordingly, Mr. Strickland’s entitlement under this agreement ended on January 21, 2020, with his resignation of employment. The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance our return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Chief Executive Officer Pay Ratio

As required by Item 402(u) of Regulation S-K, as of December 31, 2019, the pay ratio for total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 12 to 1. For the period ending December 31, 2019, the median of the annual total compensation of all our employees, with the exception of R. Arthur Seaver, Jr., our Chief Executive Officer, was $75,923, and the annual total compensation of Mr. Seaver was $948,548.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO.

1.	As of December 27, 2019, our employee population consisted of approximately 248 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.

2.	To find the median of the annual total compensation of all our employees (other than our chief executive officer), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 27, 2019, but did not work for us for the entire year. No full-time equivalent adjustments were made for part-time employees.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $75,923.

Total compensation for Mr. Seaver represents the amount reported in the “Total” column of our 2019 Summary Compensation Table and includes salary, bonus, stock awards, option awards, nonqualified deferred compensation and other compensation.

Director Compensation

The following table shows the compensation paid to each of our non-employee directors for board and committee meeting attendance in 2019. None of our non-employee directors received any other compensation for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash
Andrew B. Cajka, Jr.	$31,600
Mark A. Cothran	22,000
Leighton M. Cubbage	29,000
Anne S. Ellefson	31,100
David G. Ellison	25,200
Fred Gilmer, Jr.	24,000
Tecumseh Hooper. Jr.	31,000
Rudolph G. Johnstone, III	24,000
Anna T. Locke	30,000
James B. Orders, III	34,400
$272,300

In 2019, we paid each of our non-employee directors $1,000 for each board meeting they attended and $1,000 for each committee meeting they attended. The chairs of the board and committees are paid an additional $100 for each meeting they attend.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by any single person or group, as known by the Company:

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership
Banc Funds Company, LLC (1)	738,654	-	9.63%
T. Rowe Price Associates, Inc. (2)	531,269	-	6.92%
BlackRock, Inc. (3)	407,846	-	5.32%
Manulife Financial Corporation (4)	396,501	-	5.17%
Wellington Management Group LLP (5)	390,645	-	5.09%

(1)	The mailing address for The Banc Funds Company, L.L.C., (“TBFC”) is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606. TBFC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by TBFC with the SEC on February 13, 2020, reporting that jointly Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership, Banc Fund IX L.P. (“BF IX”), an Illinois Limited Partnership, and Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership, (collectively, the “Reporting Persons”) have sole voting and dispositive power over 738,654 shares. The general partner of BF VIIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VIII, MidBan IX, and MidBan X is TBFC, whose principal business is to be a general partner of MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VIII, BF IX, and BF X, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities held by each of these entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.
(2)	The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The T. Rowe Price Associates, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020, reporting that T. Rowe Price Associates, Inc. has sole voting power over 107,090 shares and sole dispositive power over 531,269 shares.
(3)	The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The BlackRock, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, filed by BlackRock, Inc. with the SEC on February 7, 2020, reporting that BlackRock, Inc. has sole voting power over 395,087 shares and sole dispositive power over 407,846 shares. According to this Schedule 13G, the following subsidiaries of BlackRock, Inc. hold shares of our common stock, none of which beneficially owns 5% or greater of our outstanding shares: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC.
(4)	The Manulife Financial Corporation (“MFC”) set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by MFC and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management (US) LLC (“MIM (US)”) and Manulife Investment Management Limited (“MIML”) with the SEC on February 12, 2020, reporting that MFC has sole voting and dispositive power over no shares of our common stock, MIM (US) has sole voting and dispositive power over 391,624 shares, and MIML has sole and dispositive power over 4,877 shares. Through its parent-subsidiary relationship to MIM (US) and MIML, MFC may be deemed to have beneficial ownership of these same shares. The mailing address for MIM (US) is 197 Clarendon Street, Boston, MA 02116. The mailing address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.
(5)	The mailing address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. The Wellington Management Group LLP information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Wellington Management Group LLP with the SEC on January 27, 2020.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 13, 2020, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) our current named executive officers, and (iii) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Andrew B. Cajka, Jr.	11,901	-	0.15%
Mark A. Cothran(4)	99,191	-	1.29%
Leighton M. Cubbage	77,032	-	1.00%
Anne S. Ellefson	12,545	-	0.16%
David G. Ellison	42,453	-	0.55%
Fred Gilmer, Jr.	46,290	-	0.60%
Tecumseh Hooper, Jr.	41,297	-	0.54%
Rudolph G. Johnstone, III	32,881	-	0.43%
Anna T. Locke	42	-	0.00%
James B. Orders, III(4)	45,997	-	0.60%
R. Arthur Seaver, Jr.	76,891	78,062	1.99%
Michael D. Dowling	45,810	33,500	1.02%
Executive officers and directors as a group (12 persons)	532,329	111,562	8.48%

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options (or stock options that will vest within 60 days of the date of this proxy statement), but does not include any unvested stock options.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 7,717,482 shares of common stock outstanding on March 13, 2020.
(4)	Includes shares pledged as collateral to secure personal indebtedness over which each director retains voting rights, as follows: Mr. Cothran, 47,000 shares; Mr. Orders, 45,997 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the Company and the bank and their affiliates. Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct. These transactions, which would be reviewed and approved in advance by our audit committee, are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Loans do not involve more than the normal risks of repayment nor present other unfavorable features. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $10.9 million at December 31, 2019 and $14.0 million at December 31, 2018.

Compensation Committee Interlocks and Insider Participation.

The members of the compensation committee – which we call our personnel committee – during fiscal year 2019 were Messrs. Cothran, Cubbage, Ellison, Hooper, and Orders. Mr. Cothran served on the personnel committee through April 2019 at which time it was determined he was no longer independent due to the Development Services Agreement between the Bank and a company he owns. Mr. Ellison joined the personnel committee in April 2019. No member of this committee was at any time during 2019 or at any other time an officer or employee of the Company or any of its subsidiaries, and except for as disclosed below with regard to Mr. Cothran, no other member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or personnel committee of any other entity that has or has had one or more executive officers who served as a member of the personnel committee during 2019.

Interests of Management and Others in Certain Transactions

As previously disclosed, on January 23, 2020, we entered into (i) the Consulting Agreement with Mr. Strickland, a former named executive officer, pursuant to which he will serve as a consultant to our management team with respect to various aspects of our business for a monthly consulting fee of $30,000 during the term of the agreement and (ii) the Release Agreement under which Mr. Strickland received a payment of $30,000.

The bank has a land lease with a company owned by our director, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $5,388. In addition, the bank periodically enters into various consulting agreements with Mr. Cothran for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites. Payments totaling $600,000 were made to Mr. Cothran for these services during the year ended December 31, 2019 per the Development Services Agreement dated April 9, 2019. Also, the bank contracted with a company owned by Mr. Cothran to provide property management services for four offices in the Greenville market through July 31, 2018. The bank paid Mr. Cothran and his related parties approximately $21,000 for these services during 2018. The Bank did not pay Mr. Cothran or any of his related companies for any such services in 2019.

The bank also utilized employment recruiting services from a local vendor for which one of our directors, Mr. Hooper, is an owner and serves as the chairman of the board. The bank paid approximately $38,000 to the vendor for the year ended December 31, 2018. The Company no longer utilizes this vendor for recruiting services and has not paid for any such services for the year ended December 31, 2019.

The bank is of the opinion that the lease payments, management fees, and recruiting costs represent market costs that could have been obtained in similar “arm’s length” transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2019, except that Mr. Hooper, a director, inadvertently neglected to timely report 1,100 sales of our common stock made on December 12, 2019, which error has since been corrected in filing a late Form 4 on December 17, 2019, and Mr, Dowling, an executive officer, neglected to timely report a gift of 140 shares of our common stock made on June 18, 2019, which error has since been corrected in filing a late Form 4 on March 24, 2020.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2021 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than November 30, 2020. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to our corporate secretary between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. To be timely for the 2021 annual meeting, a shareholder proposal must be delivered to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, no earlier than March 13, 2021 and no later than April 12, 2021.

SHAREHOLDER COMMUNICATIONS

We do not have a formal process by which shareholders may communicate with our board of directors. Historically, however, the chairman of the board or the nominating committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of our board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board may do so by writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary.

OTHER BUSINESS

We do not know of any other business to be presented at the 2020 Annual Meeting of Shareholders. If any other matters are properly brought before the 2020 Annual Meeting of Shareholders, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

March 30, 2020

Appendix A

SOUTHERN FIRST BANCSHARES, INC.

2020 EQUITY INCENTIVE PLAN

Section 1. General Purpose of Plan; Definitions.

The name of this plan is the Southern First Bancshares, Inc. 2020 Equity Incentive Plan (the “Plan”). The Plan was approved by the Board of Directors on March 17, 2020 (the “Effective Date”) and subsequently adopted by the shareholders of Southern First Bancshares, Inc. on [May 12], 2020. The purpose of the Plan is to enable the Company and its Subsidiaries to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to Participants to increase shareholder value and therefore further align the interests of the Participants with those of the shareholders to benefit all shareholders of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Committee, under the terms as set forth in more detail in Section 2 below and except as limited by the express provisions of the Plan or by resolutions adopted by the Board.

(b) “Award” means any award granted under the Plan as further described in Sections 6, 7 and 8 below including Incentive Stock Options, Nonqualified Stock Options, Restricted Stock and other Stock-Based Awards.

(c) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions applicable to the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means the meaning ascribed to such term in the Participant’s written employment, consulting, salary continuation or similar agreement with the Company or, if “Cause” is not defined therein, or if there is no such agreement, “Cause” shall mean termination by the Company on account of acts or omissions of fraud, dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Company or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of an agreement with the Company. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the community banking industry. No act or failure to act shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. The determination of “Cause” may be made by the Administrator solely for purposes of this Plan and without regard to any other purpose of the Company.

(f) “Change in Control” means the first to occur of any one of the events:

(i) the date any Person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or more than one Person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B), acquires ownership of the stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. This section applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(ii) the date any one Person, or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii) the date individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding or this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv) the date that any Person or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control shall only be deemed to have occurred if the Change in Control otherwise constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations and rulings thereunder (“Section 409A”).

In addition, a Change in Control will not include (1) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least 50% of the outstanding voting securities of the successor company immediately after the transaction; (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor company or indebtedness of the Company is cancelled or converted or a combination thereof, (3) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; or (4) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction. Also, when a Change in Control occurs due to a series of related transactions, the Change in Control is deemed to have occurred upon consummation of the last of the related transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means the Compensation Committee of the Board or, if applicable, any other committee the Board may appoint to administer the Plan. If at any time or to any extent the Committee shall not administer the Plan, then the functions of the Administrator specified in the Plan may be exercised by the Board. The Committee shall be comprised of three or more “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and “independent directors” as defined by NASDAQ Listing Rule 5605(a)(2).

(i) “Common Stock” or “Stock” means the common stock, par value $0.01 per share, of the Company.

(j) “Company” means Southern First Bancshares, Inc., a South Carolina corporation (or any successor corporation that assumes this Plan, either contractually or by operation of law).

(k) “Eligible Recipient” means an officer, director, employee, consultant, or advisor (including a member of an advisory board) of the Company or any subsidiary of the Company.

(l) “Exercise Price” means the per share price at which a Participant holding an Award of Options may purchase Shares issuable with respect to such Award of Options, if any.

(m) “Fair Market Value” on any date shall mean:

(i) if the Common Stock is readily tradable on an established securities market (as defined in Treasury Regulation §1.897-1(m)) (other than if the Common Stock is quoted on an over-the-counter market), the closing sales price of the Common Stock on such date on the securities exchange having the greatest volume of trading in the Common Stock during the 30-day period preceding the day the value is to be determined or, if there is no reported closing sales price on such date, the next preceding date on which there was a reported closing price; or

(ii) if the Common Stock also is not readily tradable on an established securities market (as defined in Treasury Regulation §1.897-1(m)) (e.g., the Common Stock is quoted on an over-the-counter market), the fair market value as determined in good faith by the Board or the Committee by application of a reasonable valuation method consistently applied and taking into consideration all available information material to the value of the Company; factors to be considered may include, as applicable, independent third party valuations of the Common Stock, trading activity of the Common Stock known by the Board or the Committee, whether on the over-the-counter market or through private transactions, the value of the tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation § 1.409A-1(b)(5)(iv)(B)(2) consistently used, shall be rebuttably presumed to result in a reasonable valuation. This paragraph is intended to comply with the definition of “fair market value” contained in Treasury Regulation § 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(n) “Grant Date” means the date on which the Administrator completes the corporate action authorizing the grant of an Award. Corporate action constituting a grant by the Administrator of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

(o) “Incentive Stock Option” or “ISO” means any Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p) “Nonqualified Stock Option” or “NQSO” means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

(q) “Option” means an option to purchase Shares granted pursuant to Section 6 of the Plan.

(r) “Other Stock-Based Award” means a right granted pursuant to Section 8 of the Plan that relates to or is valued by reference to Shares or other Awards relating to Shares.

(s) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 2 of the Plan, to receive an Award.

(t) “Participating Employer” means any member of a group within the meaning of Code Section 414(b),(c),(m) or (o), which includes the Company, if such member agrees, in writing, to be bound by the terms of the Plan. Each Participating Employer is identified in Appendix A. The Company shall amend Appendix A as needed to reflect a Participating Employer’s adoption of the Plan or withdrawal from the Plan, without any need to otherwise amend the Plan. Amendment of Appendix A may be made by any authorized officer or designated representative of the Company and shall not require approval of the Board.

(u) “Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards. Performance Goals may be based upon any individual Participant or Company criteria or metric that the Administrator may determine. Performance for any goal can be measured on an absolute basis (i.e., versus the Company’s budget or prior year result) or relative to a peer group or industry index, as well as over a one-year or multi-year period. In any event, the Administrator shall have the authority to adjust any Performance Goal for unusual or non-recurring events.

(v) “Performance Period” is a period not less than one calendar year, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Administrator by use of the calendar year in which a particular Performance Period commences; provided, however, that the Administrator shall have the authority to adjust a Performance Period for unusual or non-recurring events to a period of not less than six months.

(w) “Permanent and Total Disability” shall have the same meaning as given to that term by Treasury Regulation Section 1.409A-3(i)(4) and any regulations or rulings promulgated thereunder.

(x) “Restricted Stock” means Shares subject to certain restrictions granted pursuant to Section 7 of the Plan.

(y) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to Sections 3 or 4 of the Plan, and any successor security.

(z) “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

(aa) “Treasury Regulations” means regulations promulgated by the United States Department of Treasury pursuant to the Code, including proposed or temporary regulations as applicable.

Section 2. Administration.

The Plan shall be administered by the Administrator. Pursuant to the terms of the Plan, the Committee shall serve as the Administrator and shall have the power and authority:

(a) to select those Eligible Recipients who shall be Participants;

(b) to determine whether and the extent to which Awards are to be granted to Participants under the Plan;

(c) to determine the number of Shares to be covered by or subject to each Award granted under the Plan;

(d) to determine the terms and conditions, including, if applicable, Performance Goals and Performance Periods, not inconsistent with the terms of the Plan, of each Award granted under the Plan;

(e) to accelerate at any time the exerciseability or vesting of all or any portion of any Award; and

(f) to determine the terms and conditions, not inconsistent with the terms of the Plan, that shall govern all written instruments evidencing Awards granted under the Plan, including Award Agreements.

The Administrator shall have the authority, in its sole discretion, to: adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; correct any defect, supply any omission, reconcile any inconsistency, and resolve any ambiguity in, and otherwise interpret, the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and otherwise supervise the administration of the Plan. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. Except to the extent prohibited by applicable law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

Notwithstanding the above, and subject to Sections 3, 4, 6, 9, 10, and 13, outstanding Options granted under the Plan shall not be repriced without approval by the Company’s shareholders. In particular, neither the Board nor the Administrator may take any action: (i) to amend the terms of an outstanding Option to reduce the Exercise Price thereof, cancel an Option and replace it with a new Option with a lower Exercise Price, or that has an economic effect that is the same as any such reduction or cancellation or (ii) to cancel an outstanding Option having an Exercise Price above the then-current Fair Market Value of the Stock in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

Notwithstanding the above, and subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

Section 3. Shares Subject to the Plan.

Subject to Section 4 of the Plan, the total number of Shares reserved and available for issuance under the Plan shall be 450,000 Shares. Such Shares may consist in whole or in part, of authorized and unissued shares or treasury shares. At all times the Company shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding Options under the Plan. No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(a) Options. The maximum aggregate number of Shares that may be issued through ISOs shall be 450,000 shares.

(b) Awards to Non-Employee Directors. The maximum aggregate number of shares of Stock associated with any Award granted under this Plan in any calendar year to any one “non-employee director” (as defined in Rule 16b-3 under the Securities Exchange Act of 1934) shall be 5,000 shares.

(c) Reissuance of Shares. Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock covered by an Award are settled in cash in a manner that some or all of the shares covered by the Award are not issued, the shares subject to such Awards and the unissued shares resulting from the cash settlement shall again be available for issuance under the Plan. If any shares of Common Stock subject to an Award are not delivered to a Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), including if the tax withholding obligations relating to any Award are satisfied by delivering Shares of Common Stock (either actually or through attestation) or withholding Shares of Common Stock relating to such Award, the number of shares of Common Stock that are not delivered to the Participant shall no longer be available for issuance under the Plan. For the sake of clarification, any shares of Common Stock reacquired by the Company pursuant to Section 6 upon the exercise of an Option or as consideration for the exercise of an Option shall no longer be available for issuance under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject to or paid with respect to an Award.

(d) Substitute Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed and approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Administrator without any further action by the Administrator, and the persons holding such awards shall be deemed to be Participants with respect to the Substitute Awards.

(e) Administrator’s Discretion to Accelerate Vesting of Awards. Except upon the occurrence of a Change in Control (which is governed by the provisions of Section 10 hereof), the Administrator may, in its discretion and as of a date determined by the Administrator, vest up to 100% (full vesting) any or all Awards awarded to a Participant pursuant to an Award and, upon such vesting, all vesting restrictions applicable to such Award shall terminate as of such date. Any action by the Administrator pursuant to this section may vary among individual Participants and may vary among the Awards held by any individual Participant. Notwithstanding the preceding provisions of this section, the Administrator may not take any action described in this section if such action shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

(f) Forfeiture of Awards; Clawback of Shares. If the Company’s or any of its financial institution subsidiaries’ capital falls below the minimum requirements contained in 12 CFR Section 3 or below a higher requirement as determined by the Company’s or such subsidiary’s primary bank regulatory agency, such agency may direct the Company to require Participants to exercise or forfeit some or all of their Awards. All Awards granted under this Plan are subject to the terms of any such directive. In addition, Awards granted under this Plan within the prior two years of the event described in subsections (i)-(iii) below shall be forfeited and the Participant shall be obligated to repay the value realized, if any, from the conversion of Awards into shares of Stock under the following circumstances:

(i) Termination of employment or service for Cause;

(ii) A restatement of financial results attributable to the Participant’s actions, whether intentional or negligent; and

(iii) The Administrator determines that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual, corrected results.

Notwithstanding the forgoing sentence, the Administrator shall have the authority, in its sole discretion, to not enforce the foregoing clawback of Shares if it determines that such clawback would not be in the best interest of the Company and its shareholders.

(g) Deferral of Award Payments. The Administrator may establish one or more programs under the Plan to permit selected Eligible Recipients the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that, absent the election, would entitle the Eligible Recipient to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(h) Transferability of Awards.

(i) Except as provided in Section 3(h)(ii) below, during an Eligible Recipient’s lifetime, his or her Awards shall be exercisable only by the Eligible Recipient or his or her legal representative or guardian (in the event of incapacity). No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by an Eligible Recipient other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Award shall be subject, in whole or in part, to attachment, execution, or levy of any kind and ay purported transfer in violation hereof shall be null and void.

(ii) Notwithstanding Section 3(h)(i), the Administrator, in its discretion, may provide either in the Award certificate regarding a given Award or by subsequent written approval that the Eligible Recipient (who is an employee or director) may transfer his or her Nonqualified Options to his or her immediate family members, to trusts for the benefit of family members, or to partnerships in which family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by an Eligible Recipient for value.

Section 4. Corporate Transactions.

Subject to the provisions of Section 10 hereof relating to a Change in Control, in the event of any merger, consolidation, combination, reorganization, recapitalization, reclassification, extraordinary cash dividend, stock dividend, stock split, reverse stock split, or other change in corporate structure, the Administrator shall make an equitable substitution or proportionate adjustment in (i) the aggregate number of Shares reserved for issuance under the Plan, and (ii) the kind, number, and Exercise Price of Shares (or other cash or property) issuable with respect to outstanding Options granted under the Plan (which may become, without limitation, shares of an acquiring entity or other successor corporation that assumes this Plan), and (iii) the kind and number of Shares subject to any outstanding Awards of Restricted Stock and Restricted Stock Units granted under the Plan (which may become, without limitation, shares of an acquiring entity or other successor corporation that assumes this Plan), in each case as may be determined by the Administrator, in its sole discretion; provided, that with respect to ISOs, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder; and provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

Section 5. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients. Participation in the Plan through receipt of an Award in any year does not guarantee a Participant participation in future years or participation at the same level. The Administrator shall have the authority to grant Awards under the Plan to the Eligible Recipients; provided, however, that a grant of an ISO can only be made to an Eligible Recipient who is also an employee within the meaning of Section 422(a)(2) of the Code.

Section 6. Options.

Options may be granted alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be substantially in the form as the Administrator may from time to time approve, and the provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted in connection with such Award Agreement.

Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. If and to the extent any Option granted under the Plan intended to qualify as an ISO does not qualify as an ISO, such Option shall constitute a separate NQSO. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) Option Exercise Price. The Exercise Price of Shares issuable with respect to an Option shall be determined by the Administrator in its sole discretion, provided, however, that such Exercise Price shall not be less than 100% of the Fair Market Value on the Grant Date, except in the case of Substitute Awards. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an ISO is granted to such Participant, the Exercise Price of such ISO shall be no less than 110% of the Fair Market Value on the Grant Date of such Option.

(b) Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than 10 years after the Grant Date of such Option; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an ISO is granted to such employee, the term of such ISO (to the extent required by the Code at the time of grant) shall be no more than five years from the Grant Date.

(c) Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant. Specifically such terms and conditions may include (i) the attainment of one or more Performance Goals established by the Administrator, (ii) the Participant’s continued employment with the Company or any subsidiary, or continued service as a director, consultant or advisor of the Company or any subsidiary, for a specified period of time, (iii) the occurrence of any other event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. The Administrator may provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine, all in its sole discretion. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (1) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (2) more than one year after the date of a Participant’s termination of employment if termination was by reason of death or disability, or (3) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

(d) Method of Exercise. Subject to Sections 6(c) and 9 of the Plan, vested Options may be exercised in whole or in part at any time during the Option term, by giving notice as described in the applicable Award Agreement. As determined by the Administrator in its sole discretion, payment in whole or in part may also be made: (i) to the extent permitted by applicable law, by means of any cashless exercise procedure approved by the Administrator, including by means of a net exercise whereby the Company issues Shares reduced by the number of Shares needed to satisfy the Exercise Price and/or the Participant’s tax withholding obligations; (ii) in the form of unrestricted shares of Common Stock already owned by the Participant (based on the Fair Market Value on the date the Option is exercised); provided, however, that in the case of an ISO, the right to make payment in the form of already owned shares of Common Stock may be authorized only at the time of grant; (iii) any other form of consideration approved by the Administrator and permitted by applicable law; or (iv) any combination of the foregoing A Participant shall generally have the rights to dividends and any other rights of a shareholder with respect to the Shares subject to the Option only after the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in paragraph (b) of Section 13 of the Plan.

(e) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the Grant Date of the ISO) of Shares with respect to which ISOs granted to a Participant under this Plan and all other equity compensation plans of the Company or any subsidiary become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (as determined in accordance with Section 422(d) of the Code), the number of Shares attributable to the amount of such Fair Market Value exceeding $100,000 shall be treated as issuable with respect to NQSOs. The maximum aggregate number of shares of Stock that may be subject to ISOs that may be granted under the Plan shall be 450,000 shares.

(f) Taxation of Incentive Stock Options.

(i) In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

(ii) A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods described in (i) above.

(g) Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Section 422 of the Code and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company) may contain terms that differ from those stated in this Section 6, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Section 424(a) of the Code.

(h) Code Definitions. For purposes of this Section 6, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

(i) Non-Exempt Employees. No Option, whether or not vested, granted to an Participant who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction as described in Section 4 in which such Option is not assumed, continued, or substituted, or (iii) upon a Change in Control, any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

Section 7. Restricted Stock.

(a) General. Awards of Restricted Stock may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock shall be made; the number of Shares to be awarded with respect to an Award of Restricted Stock; and the Restricted Period (as defined in Section 7(c) of this Plan) applicable to an Award of Restricted Stock. Award Agreements with respect to Restricted Stock shall be in such form as the Administrator may from time to time approve, and the provisions of Awards of Restricted Stock need not be the same with respect to each Participant. An Award of Restricted Stock shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

(b) Stock Certificates. Subject to Section 7(c) below, with respect to each Participant who is granted an Award of Restricted Stock, the Company shall either (i) issue a stock certificate in respect of such Award of Restricted Stock, which certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award of Restricted Stock; or (ii) enter such Award of Restricted Stock in book entry form (with appropriate restrictions noted with respect thereto), such method to be determined by the Administrator in its sole discretion. The Company may require that any stock certificates evidencing Restricted Stock granted under the Plan be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award of Restricted Stock.

(c) Restrictions and Conditions Applicable to Restricted Stock. An Award of Restricted Stock granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the Award Agreement governing any such Award of Restricted Stock, during such period as may be set by the Administrator commencing on the date of grant of the Award, the Participant shall not be permitted to sell, transfer, pledge, or assign such Shares of Restricted Stock (such period, the “Restricted Period”); provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion. Notwithstanding the preceding provision of this section, the Administrator may not take any action described in this section if such action shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code. Such restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that such restrictions lapse upon (1) the attainment of one or more Performance Goals established by the Administrator, (2) the Participant’s continued employment with the Company or any subsidiary, or continued service as a director, consultant or advisor of the Company or any subsidiary, for a specified period of time, (3) the occurrence of any other event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (4) a combination of any of the foregoing.

(ii) Subject to paragraph (b) of Section 12 of the Plan and/or unless otherwise provided in an Award Agreement, a Participant awarded Restricted Stock under the Plan generally shall have the rights of a shareholder of the Company with respect to such Restricted Stock during the Restricted Period (including, without limitation, the right to vote the Restricted Stock and to receive dividends thereon).

(iii) If a Participant makes an election pursuant to Section 83(b) of the Code, the Participant shall be required to file promptly a copy of such election form with the Company.

Section 8. Stock or Other Stock-Based Awards.

The Administrator is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Administrator to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, awards of restricted stock units, stock appreciation rights, performance awards, performance units, phantom stock, dividend equivalents or similar rights to purchase or acquire Shares, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Administrator shall determine the terms and conditions of such Awards.

Section 9. Termination of Employment or Service.

Unless otherwise set forth in Section 13 of the Plan and subject to Section 10 below, or as may otherwise be set forth in an Award Agreement, if a Participant’s employment with or service as an officer, director, employee, consultant, or advisor of the Company or of any subsidiary: (a) terminates for any reason and on the date of termination of employment or service the Participant is not vested as to his or her entire Award, the Shares issuable with respect to the unvested portion of such Award shall be forfeited; and (b) terminates for the reasons described below and on the date of termination of employment or service the Participant is vested as to any Options, then if such termination is (i) by reason of his or her death or Permanent and Total Disability, any vested Option may thereafter be exercised for a period of twelve months following termination of employment or service; (ii) for Cause, then any vested Option shall cease to be exercisable and shall terminate; or (iii) for any other reason than listed in subsections (b)(i) and (b)(ii) above, then any vested Option may thereafter be exercised for a period of three months following termination of employment or service. If, and to the extent that, after termination of employment or service, the Participant does not exercise his or her Option within the applicable time stated above, the unexercised Option shall terminate.

Section 10. Change in Control.

Unless otherwise determined in an Award Agreement, in the event of a Change in Control:

(a) Effective immediately prior to the occurrence of the Change in Control, (i) each outstanding Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

(b) The Administrator may notify all Participants that all outstanding Awards shall be assumed by the acquiring entity or substituted on an equitable basis with awards issued by the acquiring entity. For purposes of this Section 10, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock or other securities of the acquiring entity.

(c) Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Board may, in its sole discretion, provide that any Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per Share in the Change in Control (as determined by the Administrator in its sole discretion) over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares subject to the Award (if the consideration paid per share in the Change in Control is deemed by the Administrator to be less than the Exercise Price or purchase price (if any) per Share subject to an Award, then such Awards may be deemed to have been paid in full and canceled by the Administrator).

Section 11. Amendment and Termination.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation that would materially impair the rights of a Participant under any Award granted or Award Agreement in effect under the Plan shall be made without such Participant’s consent. The Administrator may accept surrender of outstanding Awards and grant new Awards in substitution for them; provided, that the Administrator will not, without prior shareholder approval, exchange underwater Options or otherwise modify the exercise price or purchase price of any Option or Award that has the effect of being a repricing. To the extent necessary and desirable, approval of the Company’s shareholders shall be obtained for any amendment that would:

(a) increase the total number of Shares reserved for issuance under the Plan; or

(b) change the class of officers, directors, employees, consultants, and advisors eligible to participate in the Plan.

The Administrator may amend the terms of any Award granted under the Plan, prospectively or retroactively, but, subject to Section 4 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of any Award or Award Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code, to comply with any requirements under the forfeiture provisions set forth in Section 3(j) of the Plan, to comply with the requirements in the Company’s “clawback” policy regarding incentive compensation, to comply with such “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or to maintain the qualified status of any Incentive Stock Option.

Section 12. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 13. General Provisions.

(a) Shares shall not be issued pursuant to the exercise or settlement of any Award granted under the Plan unless the exercise or settlement of such Award and the issuance and delivery of such Shares pursuant to such Award shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, withholding tax requirements and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Award is exercised or issued may bear such legends and statements as the Administrator may deem advisable to assure compliance with Federal and state laws and regulations.

(b) The Administrator may require each person acquiring Shares granted under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law. The certificates for such Shares may include the legend set forth below, or any other legend that the Administrator deems appropriate to reflect any restrictions on transfer for such Shares.

“THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

(c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements. The adoption of the Plan or granting of an Award shall not confer upon any Eligible Recipient any right to continued employment with or service to the Company or any subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any subsidiary to terminate the employment or service of any Eligible Recipient at any time.

(d) Unless otherwise set forth in an applicable Award Agreement, a Participant may elect, no later than the date as of which the value of an Award becomes includible in the gross income of the Participant for Federal income tax purposes (the “withholding date”), to have the Company withhold vested whole shares of Common Stock deliverable upon the exercise of an Option or the vesting of the Restricted Stock or Restricted Stock Units to satisfy (in whole or in part) the amount, if any, that the Company or any subsidiary is required to withhold for taxes; provided, however, that the Fair Market Value (as of the withholding date) of the shares of Common Stock so withheld does not exceed the amount that would be withheld if the Maximum Statutory Tax Rate were used as the applicable tax withholding rate. “Maximum Statutory Tax Rate” means the applicable maximum statutory federal, state and local tax rates in the Participant’s jurisdiction (including the Participant’s share of payroll and similar taxes), even if the maximum rate exceeds the highest rate that may be applicable to the specific Participant. Any such election shall be irrevocable.

To the extent that a Participant does not make such an election, or such election does not fully satisfy any minimum statutorily required withholding tax payments, then (x) the Company may require that the Participant pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such Award, as a condition of the exercise of any Option, (y) the Company may withhold vested whole shares of Common Stock deliverable upon exercise of an Option or vesting of the Restricted Stock or Restricted Stock Units to satisfy (in whole or in part) the amount, if any, that the Company or any subsidiary is required to withhold for taxes; provided, however, that the Fair Market Value (as of the withholding date) of the shares of Common Stock so withheld does not exceed the amount that wuld be withheld if the Maximum Statutory Tax Rate were used as the applicable tax with holdingt rate, and (z) the Company shall have the right to deduct from any payment of any kind otherwise due to a Participant up to an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the granting, vesting or exercise of an Award (not to exceed the amount determined by the Company to be the applicable maximum staturorily required withholding tax payments). Upon request, the Participant shall reimburse the Company for any taxes that the Company withholds that are not otherwise reimbursed as contemplated above in this Section 13(d).

(e) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

(f) If a Participant is an officer or director of the Company within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Securities Exchange Act of 1934, to qualify the Award for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Award.

(g) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any shares of Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares is in compliance with all applicable laws, regulations or governmental authority and the requirements of any securities exchange on which shares of Stock are traded or any over-the-counter market on which the Common Stock is quoted. The Administrator may require, as a condition of the issuance and delivery of shares of Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such shares, if certificated, bear such legends, and if dematerialized, be so restricted, in each case, as the Administrator, in its sole discretion, deems necessary or desirable.

(h) The Administrator may decide to collect, use and transfer, in electronic or other form, personal data as described in this Plan or any Award for the exclusive purpose of implementing, administering and managing participation in the Plan. By accepting an Award, each Eligible Recipient acknowledges that the Company holds certain personal information about the Eligible Recipient, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of all Awards awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). Each Eligible Recipient further acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these third parties may be located in jurisdictions that may have different data privacy laws and protections, and each Eligible Recipient authorizes such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the recipient or the Company may elect to deposit any Shares acquired upon any Award.

Section 14. Compliance with Section 409A of the Code.

This Plan and Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code (“Section 409A”), to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies the requirements of Section 409A. If an Award is subject to Section 409A, unless the Award Agreement specifically provides otherwise: (a) distributions shall only be made in a manner and upon an event permitted under Section 409A; (b) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A; (c) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A; (d) each payment shall be treated as a separate payment for purposes of Section 409A; and (e) in no event shall an Eligible Recipient, directly or indirectly, designate the calendar year in which a distribution is made, except in accordance with Section 409A. Settlement of any Award subject to Section 409A may not be accelerated except to the extent permitted by Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a “specified employee” (as defined in Section 409A) upon a separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Eligible Recipient’s separation from service, if required by Section 409A. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 14 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than 60 calendar days, following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date of the Plan, the Administrator determines that any Award may be subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or the applicable Award agreement or adopt other policies or procedures, or take any other actions that the Administrator determines are necessary or appropriate to (1) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A. Notwithstanding anything in the Plan or any Award agreement to the contrary, each Eligible Recipient shall be solely responsible for the tax consequences of Awards, including any penalties under Section 409A(a), and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under Section 409A, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

Section 15. Notice.

All notices, requests, waivers, and other communications required or permitted hereunder shall in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below:

Southern First Bancshares, Inc.

Attn: Michael D. Dowling

100 Verdae Boulevard, Suite 100

Greenville, SC 29607

(864) 679-9000

or such other address or the attention of such other person as the recipient party shall have specified by prior written notice to the sending party, or sent by other electronic means. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepared by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

The Administrator may decide to deliver any documents related to any Award granted under the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company (“electronic system”) or to request an Eligible Recipient’s consent to participate in the Plan by electronic means. By accepting an Award, each Eligible Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an electronic system and such consent shall remain in effect until all Awards have been paid or until withdrawn in writing by the Eligible Recipient.

Section 16. Governing Law and Interpretation.

The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

Section 17. Severability.

If, for any reason, any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Plan, shall to the full extent consistent with law continue in full force and effect.

Section 18. Term of Plan.

The Plan shall be effective as of the Effective Date. No Award shall be granted pursuant to the Plan on or after the fifth anniversary of the Effective Date, but Awards granted under the Plan prior to the fifth anniversary of the Effective Date may extend beyond the fifth anniversary of the Effective Date pursuant to the terms of the Award as provided for under the Plan and the terms of the applicable Award Agreement.

* * * * *

IN WITNESS WHEREOF, the Board of Directors of the Company has adopted this Plan, to be executed on behalf of the Company by a duly designated officer of the Company, as of the day and year first above written as the Effective Date.

Southern First Bancshares, Inc.

By:

Name:	R. Arthur Seaver, Jr.

Title:	Chief Executive Officer

Exhibit A

Participating Employers

Southern First Bancshares, Inc.

Southern First Bank

SOUTHERN FIRST BANCSHARES, INC.
P.O. BOX 17465
GREENVILLE S.C. 29606

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	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect directors (01), (02), and (03) for a 3-year term.

Nominees

01 Andrew B Cajka 02 Anne S Ellefson 03 Tecumseh Hooper, Jr.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000450946_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

Annual Meeting of Shareholders - May 12, 2020

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints R. Arthur Seaver, Jr. and James B. Orders, III, each of them as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Southern First Bancshares, Inc. to be held on May 12, 2020, at Southern First Bank at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, at 9:30 a.m., Eastern Standard time, and at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the three identified directors to serve on the board of directors, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4, and in the discretion of the persons appointed herein upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)

0000450946_2 R1.0.1.18